KPMG LLP
55 Second Street
San Francisco, CA 94105

Independent Accountants' Report
The Board of Directors
Wells Fargo Bank, N.A.

We have examined management's assertion, included in the accompanying Management Report, that Wells Fargo Bank, N.A. (the "Bank"), as servicer of the loans included in the loan pools set forth in Appendix A (the "pools") of Management's Report, complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, as of and for the year ended December 31, 2004. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with minimum servicing standards over mortgage payments applicable to the Bank as of and for the year ended December 31, 2004: In seven of forty-five payments tested, we noted that the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents.

In our opinion, except for the material noncompliance described in the third paragraph, Wells Fargo Bank, N.A., as servicer, complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004.

/s/KPMG LLP

February 28, 2005




Wells Fargo Consumer Credit Group
550 California Street, 9th Floor
San Francisco, CA 94104

Management Report

February 28, 2005

As of and for the year ended December 31, 2004, Wells Fargo Bank, N.A.
(the "Bank"), as servicer of the loans included in the loan pools set forth in Appendix A (the "pools"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards, 1.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, and except for the following:

In certain circumstances, the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents. This resulted from a change to the funding date subsequent to execution of the loan documents because the borrower signed the note on a date subsequent to the loan document date or funding occurred after the note was signed. As a result, the payment amount in the loan accounting system was less than the payment amount shown in the note, by up to $1.75. The loan system has been adjusted to reflect the payment amount on the note, and the borrower is now paying this amount. To complement a post-funding verification function, automated front-end processes will be added to alert loan servicing personnel prior to funding that a payment amount difference exists between the loan documents and the loan system, which will effect new loan documents to be drawn. Borrowers and investors have been notified of the differences and that the system has been adjusted to agree with the loan documents.

As of and for the year ended December 31, 2004, the Bank had in effect a fidelity bond in the amount of $50,000,000 and an errors and omissions policy in the amount of $20,000,000.

Very truly yours, Wells Fargo Bank, N.A., as Servicer

/s/ Thomas J. Tolda
Thomas J. Tolda
SVP, Chief Financial Officer
Consumer Credit Group

/s/Neil Dellacava
Neil Dellacava
EVP, Servicing Manager
Consumer Credit Group

/s/Janet Lee
Janet Lee
VP, Group Controller
Consumer Credit Group




Appendix A - Listing of Loan Pools

Greenwich Capital Financial Products, Inc.
WFB 2002-H02
GCX0201
TierOne Bank
WFB 2003-HO 1
T1XO3OI
Lehman Brothers Bank, FSB
WFB 2003-H02
LBXO3OI
TierOne Bank
WFB 2003-H03
T1X0302
TierOne Bank
WFB 2003-H04
T1X0303
TierOne Bank
WFB 2004-HO1
T1XO4OI
Lehman Brothers Holdings Inc.
SASCO Series 2003-S1
LBRO3O2
Lehman Brothers Holdings Inc.
SASCO Series 2004-S1
LBRO4OI